Exhibit 19.1

CONTANGO ORE, INC.
INSIDER TRADING POLICY
(Effective December 6, 2023; Revised as of December 3, 2024)

In the course of conducting the business of Contango ORE, Inc. (the “Company”), employees frequently come into possession of “material” information about the Company and its subsidiaries, or other entities that generally is not available to the investing public. This memorandum is intended to remind all persons associated with the Company and its subsidiaries that they must maintain the confidentiality of all such inside information and may not use it in connection with the purchase or sale of securities of the Company or any other entity to which the information relates.

Reasons for Maintaining Confidentiality

The federal securities laws strictly prohibit any person who obtains inside information and has a duty not to disclose it from using the information in connection with the purchase or sale of securities. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the deck were stacked against persons not privy to inside information. There is, in addition, the ethical concern that arises from taking advantage of another person through the use of inside information. Finally, there is the important fact that our ability to conduct business would be greatly harmed if we did not maintain the confidentiality of any nonpublic information.

What is Material Information?

Information generally is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security. Material information generally includes information that, if disclosed to the public, would be reasonably likely to affect the price of Company securities. The following types of information are generally considered to be material:

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operating or financial results;
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projections of earnings or other financial data;
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revisions or restatements of earnings or financial data for prior periods;
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pending or proposed merger, acquisition or tender offer;
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pending or proposed acquisition or disposition of a significant asset;
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pending or proposed joint ventures;
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gain or loss of a significant tenant, strategic relationship or contract;

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gain or loss of a significant customer or supplier;
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major changes in corporate structure or management personnel;
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public or private debt or equity transactions;
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impending bankruptcy or the existence of severe liquidity problems;
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plans for substantial capital investment;
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significant expansion or reduction of operations;
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significant new products, services or marketing plans;
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substantial write-ups or write-downs of assets;
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significant developments in litigation, disputes or regulatory proceedings;
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adoption of a stock redemption or repurchase program;
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increases or decreases in cash dividends, or the issuance of a stock dividend;
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cybersecurity risks and incidents, including vulnerabilities and breaches;
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stock splits or other forms of recapitalization; and
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actual or projected changes in industry circumstances or competitive conditions that could significantly affect the earnings, financial position or future prospects of the Company.

The foregoing list is merely illustrative and is not exhaustive. Either positive or negative information may be material. Obviously, what is material information cannot be enumerated with precision because there are many gray areas and varying circumstances. When doubt exists, the information involved should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the Company’s Compliance Officer before disclosing the information or trading in the Company’s securities.

What is Nonpublic Information?

Information is not deemed public merely because it is reflected by rumors or other unofficial statements in the marketplace. Information is not deemed public until it is fully absorbed by the market. For purposes of this prohibition, information shall not be deemed public until at least forty-eight (48) hours after it has been officially disseminated through a national news medium or disclosed in public filings with the Securities and Exchange Commission (the “SEC”). For example, if the Company were to make an announcement on a Monday, you should not trade in Company securities until at least Thursday. Accordingly, neither you nor any person affiliated with you may attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of information.

Safeguarding Material Information

During the period that material information relating to the business or affairs of the Company or any of its subsidiaries is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a “need to know,” and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Thus, conversations in public places, such as elevators, restaurants, taxis and airplanes should be limited to matters that do not involve information of a sensitive or confidential nature.

Necessity for Authorized Release

It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances (generally through the Company’s Chief Financial Officer). Unless you are expressly authorized to the contrary, if you receive any inquiries from the media, analysts, stockholders or other outsiders regarding the Company, you should decline comment and refer the inquirer to investor relations (which is currently handled by the Chief Financial Officer of the Company). The foregoing policy is in addition to any prohibitions set forth in any confidentiality agreement you may have with the Company.

Trading Restrictions

General Policy. In accordance with the federal securities laws, no one at the Company or any subsidiary of the Company may buy or sell Company securities on the basis of material nonpublic information (“MNPI”) acquired at or in connection with the Company or any subsidiary. In consideration of this prohibition, employees and directors of the Company must request approval to trade any Company securities from the Compliance Officer one (1) day prior to trading securities. This prohibition against trading on the basis of MNPI extends not only to transactions involving securities of the Company, but also to transactions involving securities of other companies with which the Company or any of its subsidiaries has a relationship, including customers, suppliers, entities with which the Company is engaged in discussions regarding a joint venture, merger or acquisition, and competitors. Thus, employees should exercise the highest degree of discretion in buying or selling the stock or other securities of any company with which the Company does business or is economically linked. Furthermore, no employee who is aware of MNPI when they terminate their service with the Company or any subsidiary may trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures and prohibitions regarding trading while in possession of MNPI will cease to apply to transactions in Company securities upon the expiration of any blackout period applicable to transactions at the time of an employee’s termination of service.

Blackout Periods.

General Blackout Period. We have instituted a general “blackout period” during which the employees and directors of the Company and any subsidiary of the Company may not trade in the Company’s securities. For quarter end periods, this general blackout period begins at the close of market four (4) weeks after the end of each fiscal quarter and ends forty-eight (48) hours after the Company issues its earnings release for that period. For year end, this general blackout period begins at the close of market six (6) weeks after the end of the fiscal year and ends forty-eight (48) hours after the Company issues its earnings release for that period. This general blackout period applies to all personnel, and not just management.

Special Blackout Periods. There may be occasions where the Company imposes a temporary blackout on trading, such as when the Company plans to issue interim earnings guidance or is engaged in discussions regarding a significant business combination. In such event, the Company may designate certain employees who have access to MNPI as being subject to a special blackout period. If you are made subject to a special blackout period, you may not engage in any transaction involving the purchase or sale of the Company’s securities until advised that the special blackout period has been terminated. Special blackout periods will be announced only to employees who are aware of the event giving rise to the blackout period. Such employees must keep this information and the existence of such special blackout period confidential.

Hardship Exceptions. A covered person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company securities may, in appropriate circumstances, be permitted to sell Company securities even during the quarterly blackout period. Hardship exceptions may be granted only by the Compliance Officer and must be requested at least three (3) business days in advance of the proposed trade. A hardship exception may be granted by the Compliance Officer only if the Compliance Officer, in his or her sole discretion, concludes that you are not in possession of MNPI. Under no circumstances will a hardship exception be granted during an event-specific blackout period to a director or executive officer.

Prohibition on Speculation

To promote compliance with the federal securities laws and the applicable policies and procedures of the Company, employees of the Company and its subsidiaries should view all of their transactions in Company securities as involving investment decisions and not speculation. In order to avoid any appearance that employees are speculating in the Company’s securities, hedging transactions and “in‑and‑out trading” involving holding of the Company’s securities for brief periods is prohibited.

In addition, no employee may, directly or indirectly, (1) trade in options, warrants, puts, calls, forward contracts or similar instruments on Company securities; (2) engage in limit order sales that extend beyond a single trading day (other than through a permitted trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended); or (3) engage in short sales or “sales against the box” of the Company’s securities, which are legally prohibited for insiders of the Company in all events.

“Cashless exercises” of options may require special treatment and must be pre-cleared by the Compliance Officer.

Tipping Restrictions

Persons at the Company or any subsidiary of the Company who come into possession of material inside information must not communicate that information to other persons prior to its public disclosure and dissemination. There is, therefore, a need to exercise care when speaking with other Company personnel (including personnel of Company subsidiaries) who do not have a “need to know” and when communicating with family, friends and other persons not associated with the Company or its subsidiaries. You are prohibited from making recommendations (based on MNPI) about buying or selling the securities of the Company or other entities with which it has a business relationship. “Tippers” may be liable for improper transactions by the “tippees” to whom they have disclosed MNPI and would be subject to the same penalties and sanctions as those applicable to the tippees.

Liability and Consequences

The penalties under the securities laws for violating the insider trading provisions are severe. The courts can levy treble damages, fines and criminal penalties (including prison terms) against persons who misuse inside information in connection with the purchase or sale of a security or who reveal confidential information to others who then trade on the basis of that information. Moreover, there may be adverse consequences for the Company and its controlling persons if action is not taken to prevent insider trading violations by persons under their control. Given the extremely serious nature of any violation of our insider trading policy, the Company wishes to make clear that any person found to have committed such a violation will be subject to dismissal and to possible claims for any damages sustained by the Company as a result of the person’s illicit activities, whether or not you have violated federal securities laws.

Policy Applicable to Family Members

This policy applies to you with respect to your family members and others living in your household. Family members include persons, whether related or not, that are financially dependent on you and persons whose investments are controlled by you. You are responsible for the transactions of these persons, and you should make sure they comply with this policy.

No Excuses

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are neither an exception to this policy nor a safeguard against prosecution for violation of insider trading laws. The SEC takes the position that the mere fact an employee knows of insider information is a prohibition on trading. Thus, an employee’s asserted reasons for trading not based on that information is not an excuse.

Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

CERTIFICATION

I certify that:

1.
I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.
2.
Since [●], or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.
3.
I will continue to comply with the Policy for as long as I am subject to the Policy.

Signature:
Print name:
Date:

[Insider Trading Policy Certification]